Exhibit 99.1

MEDIA CONTACTS:

Courtney Hurst

617-236-0500 x11

courtney@metiscomm.com

David Price

301-287-0364

dprice@edgar-online.com

EDGAR Online Reports Second Quarter 2011 Results

Record Quarterly Revenues of $6.5 Million

Record XBRL Filings Revenues of $2.5 million

ROCKVILLE, Md. – August 5, 2011 – EDGAR® Online, Inc. (NASDAQ: EDGR), a leading global provider of XBRL (eXtensible Business Reporting Language) data, software and services, today announced its results for the second quarter and first half of 2011.

Highlights include:

•	XBRL filings revenues of $2.5 million, representing growth of 46 percent over the second quarter of 2010

•	Software revenues of $0.7 million

•	Data and subscriptions businesses returning to growth

•	Positive cash flow for the quarter of $0.4 million

Total revenues were $6.5 million for the quarter ended June 30, 2011 compared to $5.0 million for the quarter ended June 30, 2010. For the six months ended June 30, 2011, total revenues were $12.5 million compared to $9.4 million for the corresponding period in 2010. Adjusted EBITDA was a loss of ($2.0 million) for the quarter ended June 30, 2011 compared to ($0.9 million) for the quarter ended June 30, 2010. For the six months ended June 30, 2011, adjusted EBITDA was a loss of ($3.5 million) compared to ($1.2 million) for the corresponding period in 2010.

XBRL filings revenues were $2.5 million for the quarter ended June 30, 2011, a 46 percent increase from the same quarter last year and a 5 percent increase from the prior quarter. For the six months ended June 30, 2011 XBRL filings revenues were $4.9 million, which is an 83 percent increase over the corresponding period in 2010. Revenues from data and solutions were $1.9 million and $3.8 million, respectively, for the quarter and six months ended June 30, 2011, consistent with revenues from the quarter and six months ended June 30, 2010. Revenues from subscriptions were $1.3 million and $2.5 million respectively, for the quarter and six months ended June 30, 2011, representing decreases of 7 percent and 12 percent, respectively, from the quarter and six months ended June 30, 2010.

“For a second straight quarter, EDGAR Online achieved record total revenues reflecting continued momentum in the filings business and the delivery of additional revenues from our software products,” said Robert J. Farrell, EDGAR Online president and CEO. “Our continued growth provides us with opportunities to assist our clients across a wide spectrum of XBRL related areas.”

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Operating loss was ($3.4 million) for the quarter ended June 30, 2011 compared to ($1.2 million) for the same quarter last year. This change was primarily attributable to the continued expansion of infrastructure and software development required to position the Company for future growth in the XBRL filings and data markets.

Deferred revenues were $5.0 million at June 30, 2011 compared to $4.5 million at December 31, 2010. Deferred revenues represent amounts billed to customers that will be recognized as revenue in future quarters as the Company’s offerings are utilized. During the quarter ended June 30, 2011, the Company capitalized $0.4 million of costs for the development of internal software related to the XBRL filings business, which are included in property and equipment.

At June 30, 2011, cash, cash equivalents and short-term investments totaled $6.7 million compared to $10.8 million at December 31, 2010.

KEY FINANCIAL METRICS

(In thousands)

	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2010	2011	2010	2011
Revenue:
XBRL filings	$1,733	$2,523	$2,683	$4,915
XBRL software	—	735	—	1,273
Data and solutions	1,888	1,940	3,811	3,756
Subscriptions	1,399	1,305	2,892	2,543

Total Revenues	$5,020	$6,503	$9,386	$12,487
Cost of revenues	$(2,032)	$(3,017)	$(3,462)	$(5,837)
Operating expenses	(4,233)	(6,873)	(8,048)	(13,026)
Interest, net	(84)	(22)	(156)	(83)

Net loss	(1,329)	(3,409)	(2,280)	(6,459)
Interest, net	84	22	156	83

Operating loss	(1,245)	(3,387)	(2,124)	(6,376)
Severance costs	—	—	227	—
Stock compensation	184	910	380	2,038
Capitalized software development	(595)	(387)	(1,085)	(888)
Depreciation and amortization	724	850	1,388	1,754

Adjusted EBITDA	$(932)	$(2,014)	$(1,214)	$(3,472)

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In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding adjusted EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As the Company defines it, adjusted EBITDA also excludes severance costs and the non-cash charge for stock compensation expense and includes capitalized software development costs incurred during the period. As required by the SEC, the Company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP financial measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Furthermore, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. Since adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company’s definition of adjusted EBITDA might not be consistent with that of other companies.

Business Outlook

Based upon the dynamics and anticipated market growth for XBRL related products and services, EDGAR Online continues to target annual revenue growth in excess of 25 percent over the next three years.

Conference Call

EDGAR Online will hold its quarterly conference call to review results for the quarter ended June 30, 2011 on Friday August 5, 2011, at 8:00 a.m. EDT. Robert Farrell, president and CEO, and David Price, chief financial officer and chief operating officer, will host the call. To participate, please call (877) 407-9205 (toll-free for domestic callers), or (201) 689-8054 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/. The teleconference replay will be available for approximately one week beginning at 7:00 p.m. EDT on August 5, 2011 by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The account number is 286 and the conference ID is 376194.

About EDGAR Online

EDGAR Online (NASDAQ: EDGR) is a leading global provider of XBRL data, software and services solutions that improve the flow of business information. The company’s integrated portfolio of products and services for global enterprises help them create, deliver, analyze and use quality information. Thousands use the company’s solutions, including U.S. public companies, mutual funds, leading financial analysts and institutional investors, as well as global regulators such as the FDIC, Banque de France and the U.S. Securities and Exchange Commission. The company delivers its solutions, including UBmatrix® XBRL software solutions, through an extensive network of partners, including LexisNexis®, NASDAQ OMX, Oracle, PR Newswire, RR Donnelley and SAP. To learn more about EDGAR Online, visit www.edgar-online.com.

This press release may contain forward-looking statements. These statements relate to future events or to future financial performance and may include, without limitation, statements regarding our future growth prospects, future demand for our XBRL products/services and future innovations in our data and solutions and subscriptions businesses. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or our growth strategy. For further information about the factors that could affect EDGAR Online’s future results, please refer to our filings with the Securities and Exchange Commission. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

EDGAR ONLINE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Revenues:
XBRL filings	1,733	2,523	2,683	4,915

XBRL software	—	735	—	1,273
Data and solutions	1,888	1,940	3,811	3,756
Subscriptions	1,399	1,305	2,892	2,543

Total revenues	5,020	6,503	9,386	12,487
Cost of revenues	2,032	3,017	3,462	5,837

Gross profit	2,988	3,486	5,924	6,650

Operating expenses:
Sales and marketing	732	1,239	1,436	2,239
Product development	423	1,585	832	2,602
General and administrative	2,354	3,199	4,165	6,458
Severance costs	—	—	227	—
Amortization and depreciation	724	850	1,388	1,727

	4,233	6,873	8,048	13,026

Loss from operations	(1,245)	(3,387)	(2,124)	(6,376)
Interest and other, net	(84)	(22)	(156)	(83)

Net loss	(1,329)	(3,409)	(2,280)	(6,459)
Dividends on preferred stock	(339)	(536)	(575)	(1,162)
Accretion on preferred stock	(26)	(12)	(28)	(24)

Net loss to common shareholders	$(1,694)	$(3,957)	$(2,883)	$(7,645)

Weighted average shares outstanding—basic	26,942	29,591	26,908	29,304

Weighted average shares outstanding—diluted	26,942	29,591	26,908	29,304

Net loss per share—basic	$(0.06)	$(0.13)	$(0.11)	$(0.26)

Net loss per share—diluted	$(0.06)	$(0.13)	$(0.11)	$(0.26)

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EDGAR ONLINE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2010*	June 30, 2011 (unaudited)
Assets
Cash, cash equivalents and short-term investments	$10,991	$6,896

Accounts receivable, net	3,988	5,420

Other assets	218	440

Total current assets	15,197	12,756

Property and equipment, net	3,863	3,946

Goodwill	7,665	7,328

Intangible assets, net	3,066	2,787

Other assets	458	444

Total assets	$30,249	$27,261

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$3,879	$4,143

Deferred revenues	4,468	4,990

Current portion of long-term debt	1,437	500

Total current liabilities	9,784	9,633

Long-term debt	—	1,500

Other long-term liabilities	233	317

Total liabilities	10,017	11,450

Redeemable preferred stock	19,431	20,860
Common stockholders’ equity:

Common stock	294	355

Treasury stock	(1,679)	(1,679)

Additional paid-in capital	78,201	78,749

Accumulated deficit	(76,015)	(82,474)

Total common stockholders’ equity	801	(5,049)

Total liabilities, redeemable preferred stock and common stockholders’ equity	$30,249	$27,261

*	Derived from the company’s audited December 31, 2010 financial statements